Exhibit 4.13

Five-Party Agreement

Party A : Changwei System Technology (Shanghai) Co., Ltd

AnPac Bio-Medical Technology (Lishui) Co., Ltd.

(Hereinafter referred to as: domestic company)

Party B: Anpac Bio-Medical Science Co., Ltd.

(Hereinafter referred to as: overseas BVI company)

Party C: CRS Holding Inc. (Registration Number: 1392174)

(Hereinafter referred to as: Overseas CRS Company)

Party D: Chris Chang Yu (Passport: 483823936)

(Hereinafter referred to as Chris)

Party E: Anpac Technology USA Co., Ltd. (Registration Number: 47-5018484)

(Hereinafter referred to as: Anpac America)

Based on the principles of equality, voluntariness, honesty and credibility, the above parties have reached agreement through consultation and reached the contract, and promised to abide by and implement it together.

The five-party exchanges are as follows:

1. As of December 31, 2017, Party A owed Party D RMB 2,201,364.99.

2. As of December 31, 2018, Party A owed Party D RMB 2,343,940.94.

3. As of December 31, 2019, Party A owes Party D RMB 1,827,855.64

4. As of December 31, 2020, Party D owes Party A RMB 2,851,558.07 yuan.

5. As of June 30, 2021, Party D owes Party A RMB 5,056,558.07 yuan.

6. As of June 30, 2021, because Party D exercised the option granted by Party B without payment to Party B, Party D owed Party B RMB6,946,417.48 for the exercised options (the “Option Debt”). Party C, wholly owned by Party D, agrees to assume such Option Debt. Party B consents to the transfer and assignment of the Option Debt from Party D to Party C. As a result, the three parties reached an agreement that Party D will transfer the Option Debt to Party C, and Party B will no longer hold Party D responsible for the Option Debt. Accordingly, effective as of June 30, 2021, Party C owes Party B RMB 6,946,417.48, and Party D does not owe Party B for the Option Debt.

7. As of June 30, 2021, Party C and Party D owed Party B RMB 6,860,590.56 yuan.

8. As of June 30, 2021, Party E owes Party C RMB 4,970,731.15.

9. Refer to the exchange rate of the People's Bank of China: 2017-12-31 6.5342

10. Refer to the exchange rate of the People's Bank of China: 2018-12-31 6.8632

11. Refer to the exchange rate of the People's Bank of China: 2019-12-31 6.9618

12. Refer to the exchange rate of the People's Bank of China: 2020-12-31 6.524

13. Refer to the exchange rate of the People's Bank of China: 2021-06-30 6.4566

The transaction offset agreement

1. After the five parties negotiated and agreed, the domestic and overseas claims and debts of the five parties A, B, C, D, and E will be offset, and the domestic and overseas claims and debts will finally be combined and offset.

2. As of December 31, 2017, Party A owed Party C a combined RMB2,274,000.14, equivalent to US$348,015.08.

3. As of December 31, 2018, Party A owed Party C a combined RMB2,416,576.09, equivalent to US$352,106.32.

4. As of December 31, 2019, Party A owed Party C a combined RMB 1,894,139.33, equivalent to US dollars: US$272,076.09.

5. As of December 31, 2020, Party C owes Party A a combined RMB 211,734.71, equivalent to US$32,450.26.

6. As of June 30, 2021, Party C owes Party B a combined RMB 6,946,417.48, which is equivalent to US$1,075,863.07.

The method of settlement of contract disputes

Disputes arising in the course of the performance of this contract shall be settled by friends of both parties through negotiation, or by a third party to mediate. If negotiation or mediation fails, either party may file a lawsuit with the People’s Court of Shanghai Putuo District in accordance with the law.

This contract takes effect from the date the five parties sign it. This contract is in five copies, each party holds one copy, and the text of the contract has the same legal effect

(Signature page follows)

Party A:

Party B:

Party C:

Party D:

Party E: